Exhibit 4.23

Contract No.:

CHINA DEVELOPMENT BANK

FOREIGN EXCHANGE LOAN CONTRACT

Type of Loan:	Foreign exchange short-term working capital loans(revolving credit)
Name of project:	Yingli’s annual exchange short-term working capital loans for 2013
Project borrower:	Yingli Energy (China) Company Limited
Borrower lender:	China Development Bank
Execution Date:

This contract is signed by the following parties on [ ] year [ ] month [ ] day at [  ]:

Borrower: Yingli Energy (China) Company Limited

Domicile: No. 3399, Chao Yang North Road, Baoding, Hebei Province

Legal Representative: Miao Liansheng

Post code: 071051

Handling Person: Li Zitong

Tel: 0312-8632683

Fax: 0312-8929800

Lender: China Development Bank

Domicile: 29, Fuchengmeiwai Avenue, Xicheng District, Beijing

Legal Representative: Chen Yuan

Postcode: 100037

Handling Branch: Hebei Province Branch, China Development Bank

Domicile of Handling Branch: Tower B, Yuyuan Plaza, 9 Yuhua West Road, Shijiazhuang

Head of Handling Branch: Chang Siyong

Post Code: 050051

Handling Person: Zhang Jie

Tel: 0311-85518780

Fax: 0311-85288205

For the purpose of applying revolving foreign exchange short-term working capital loans with the Lender, and the Lender agrees to extend such loan. In accordance with relevant requirements of the laws and regulations of the state, and in observance of the principles of equality, voluntariness, fairness and good faith, the Lender and the Borrower hereby enter into this Contract upon mutual consultations and agreement:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, the following terms shall have the following meanings in this Contract:

1.1 Lendermeans China Development Bank.

1.2 Borrower means Yingli Energy (China) Company Limited.

1.3 Project means the Yingli’s annual exchange short-term working capital loans for 2013.

1.4 Loan Commitment Amount means the maximum loan amount the Lender agrees to make available to the Borrower.

1.5 Loan Balance means the loan amount actually disbursed by the Lender and not yet repaid by the Borrower.

1.6Amount Outstanding means the unpaid loan amount which is due based on the contract.

1.7 Loan Diverting means the usage of loan that not based on the contract stipulation.

1.8 Withdrawal Validity Period means the validity period for withdrawal by the borrower, within the contract stipulated revolving credit limit.

1.9 Withdraw Date means the dates on which the Lender transfer the contract stipulated loan amount to the Lender’s Deposit Account.

1.10 Principal Repayment Date means the dates on which the Borrower shall repay the principal of the loan.

1.11 Interest Payment Dates means the dates on which the Borrower shall reply interest to the Lender.

1.12 Loan Accountmeans the account opened by the Lender for the Borrower for the purpose of recording the disbursements, repayments, etc. of the loan under this Contract.

1.13 Deposit Accountmeans the account opened by the Lender for the purpose of handing the operation of converting the borrower into deposits as well as settlement operation under this Contract.

1.14 Funds Withdraw Account means the accounts opened by the Borrower for the purpose of operating funds withdraw, which is set out in the Article twenty hereunder.

1.15 Lender Trustee Payments means the behavior that the Lender transfer the contract stipulated loan amount to the Deposit Account of the Borrower’s counterparties,based on the withdraw form/advice of charge and disbursement basis of the Borrower.

1.16 Self-payment of the Borrower means the Lender transfer the loan capital to the Deposit Account in accordance with the Borrower’s Drawdown Application and disbursement basis, and the Borrower transfer the loan amount in this Contract to the trading counterparties in accordance with the contract agreements.

1.17 Handing Branch means the branch entity of the Lender that is especially responsible for the execution of this project contract, the post-lending management work and related matters, as well authorized by the Lender.

1.18 Business Day means any working day of the Lender, other than the statutory holidays of the state and public holidays.

1.19 Security Providers means the guarantee, the mortgagor and the pledger providing securities hereunder in favor of the Borrower.

1.20 Security Contracts means the Guarantee Contract, the Mortgage Contract and the Pledge Contract hereunder.

1.21 LIBOR means the London Interbank Offered Rate (USD) published by British Bankers’ Association, and for the purpose of this Contract, the 6-month USD LIBOR rate, as displayed on TELERATE Screen 3750 (If no quotes are available on this screen, the equivalent screen of the Reuters terminal can be used) at London Time 11:00 am on the day which falls two Business Days prior to the commencement of each Interest Period, shall be used.

2.22 Related Parties means the subsidiaries or controlling shareholders of the Borrower or the subsidiaries of the Borrower’s controlling shareholders.

2.23 Liabilities meanthe debts, debentures, bills, loan stock, commercial papers, credit acceptance, discount credit, and acquisition costs of properties that the Borrower applied from the capable bank or financial institutions or any third parties.

2.24 Receipt of the Loan means the credentials for every withdrawal that provided by the Lender.

2.25 Material Adverse change means the business, operation, or financial situation of the Borrower and any warrantor of the Borrower, as well the changes under Chinese politics and economies which would result in or potentially result imitability of repayment by the Borrower.

Article II

Loan Commitment Amount

The Loan Commitment Amount hereunder shall be USD Eleven Million ( USD$11,000).

Article III

Credit Ceiling Use-pattern

Based on the contract stipulation, the Borrower could withdraw multiple times, repayment by transactions, and use the credit revolving.

As of the effective date of the contract, the line of loan credit will be automatically cancelled if there is no withdrawal for six consecutive monthsby the Borrower.

Within the validity of the contract, the Loan balance at any time point should not exceed the loan credit line.

Article IV

Purpose of Use of the Loan

The loan hereunder shall be used by the Borrower for the purpose of daily production and operation turnover, specifically for purchasing solar PV module production materials and supplementary capital. The Borrower shall neither misappropriate nor divert the loan, nor shall the Borrower employ the fund hereunder for fixed assets investments, equity investments, stock exchange, venture capital, or in areas expressly prohibited by the state.

If the Borrower misappropriates or diverts the loan funds, a penalty interest shall be calculated and charged in accordance with relevant stipulations of the People’s Bank of China.

Article V

The Validity of Withdraws

The validity period for withdrawals is twelve months (including twelfth month), as of the effective date of the contract.

Article VI

Term of the Loan

The loan hereunder shall have optional loan tenure of one month, three months, six months and twelve months, beginning as from actual withdraw date and ending as of conventional principal repayment date, subject to the record of the loan receipt.

Article VII

Interest Rate and Interest of the Loan

7.1 Interest Rate of the Loan

The annual interest rate of the loan hereunder adopts the floating interest rate, and it shall be LIBOR (6-months USD) + 500BP.

7.2 Interest Period and Interest Payment Date

The interest period of the loan shall be 6 months each, except for the first and final Interest Period, and the Interest Period begin as every Principal Repayment Day and end as the previous day of the Interest Payment Day. The first interest period under this Contract shall start from the first Drawdown Day, and ends the previous day of following BusinessDay. The finalInterest Period starts with the Interest Repayment Day of the last loan, and end as the Principal RepaymentDay. The Non-Business Day based on this Contract is June 21th and December 21th of each year, also all the unpaid interest should be settled up on the every loan Maturity Date.

If the Interest Payment Date occurs on a date that is not a Business Day, it shall be extended accordingly to the immediately following Business Day; but, if the immediately following Business Day after official holidays is not in the same month with the holiday stipulated in this Contract or receipt of the loan, then the holiday shall be advanced to the previous Business Day of the official holidays.

7.3 Calculation of the Interest

The interest shall accrue on the Loan Balance on the basis of the actual days and a 360-days year. The interest calculation formula shall be:

Loan Balance × Loan Interest Rate × Actually Accrued Days of the Loan during the Corresponding Interest Period ÷ 360 Days.

Article VIII

Up-front Fee

The Borrower shall transfer the project finance up-front fee (20 BP) for this contract to the Lender within 10 days after the first loan issue, amount to 220 thousands US dollars (the conversion rate between Renminbi against US dollar is based on the floating rate of the collection day), the specific payment method is lump sum payment. The remittance details shown as following:

The Beneficiary: Hebei Province Branch, China Development Bank

Account No.:

The Opening Bank: Hebei Province Branch, China Development Bank

Article IX

Late Payment Interest

9.1 If the Borrower fails to repay the principal, interest and fee due of the loan in accordance with the provisions of this Contract, the Lender shall charge the Borrower an interest on overdue payment at an interest rate equal to the loan interest rate plus 1%.

9.2 The calculation formula for the late payment interest shall be:

Overdue Amount × Late Payment Interest Rate × Overdue Days ÷ 360.

9.3 I f the Borrower still fail to repay the overdue principal, interest and fee of the loan by the next principal and interest repayment date, the Lender will charge the Borrower compounded interest at the then prevailing late payment interest rate and on the basis of the Interest Period.

9.4 If the interest rate of the loan is a floating rate, the then prevailing penalty rate of all overdue amounts shall float along with the then prevailing loan interest rate.

Article X

Loan Diverting Interest

10.1 If the Borrower fails to use the loan based on the contract stipulated purpose, the Lender shall charge the Borrower an interest on loan diverting fee at an interest rate equal to the loan interest rate plus 3%.

10.2 The calculation formula for the loan diverting fee shall be:

Diverting LoanAmount X DivertingLoan penalty Rate X Diverting Days÷360

10.3 If the Borrower still fails to repay the Loan diverting principal and loan diverting fee, the Lender will charge the Borrower compounded interest.

10.4 If the interest rate of the loan is a floating rate, then the prevailing penalty rate of all diverted amounts shall float along with the prevailing loan interest rate.

Article XI

Conditions Precedent for Drawdown

The conditions for every drawdown of the Borrower shall include all of the following:

11.1 The Lender had received the following documents and materials that provided by the Borrower:

1)             Copies of the legal person business licenses, articles of associations, audited financial reports of the most recent three years and financial reports of the most recent quarter of the Borrower and the Security Providers;

2)             Approval replies of relevant authorities of the state consenting to the construction of the Project;

3)             The signature specimen of the legal representative of the Borrower for the execution of this Contract, or the power of attorney and signature specimen of an authorized signatory of the Borrower; and the signature specimens of the legal representatives of the Security Providers for the execution of the Security Contracts, or the powers of attorney and signature specimens of the authorized signatories of the Security Providers;

4)             Counterparts or copies of approved and affective business contracts;

5)             The drawdown application form (the form of which is attached hereto as Appendix 1) signed by the Borrower based on this Contract;

6)             Other counterparts or copies of related documents (such as the government approved documents).

11.2 The conditions precedent for each drawdown (inclusive of the first drawdown) by the Borrower shall include:

1)             The Security Contracts required hereunder have been executed and have become effective.

2)             The guarantee contract is effective, and completed the guarantee registration procedures based on laws and regulations. The Borrower is not in breach of the warranties and undertakings.

3)             The Borrower has opened the Loan Account and the Deposit Account in accordance with the stipulations Article 20;

4)             The representations of the Borrower as set forth in Article 17 hereof are true and valid;

5)             The guarantee Yingli Green Power Co. Ltd issues an internal resolution document regarding the guarantee.

Article XII

Drawdown Procedure

The Borrower shall submit to the Lender an irrevocable drawdown application (the form of which is attached hereto as Appendix 1) 5 Business Days prior to the drawdown date, as well the disbursements basis and the documents stipulated in the Article 10 hereof. The disbursements basis submitted by the Borrower including:

business contract, advice of payment, invoices, custom declaration forms and internal approved documents.

The Borrower shall provide a disbursement notice and the basis for such fund disbursement, and the documents stipulated in Article 11, to the Handling Branch of the Lender on the same date of the proposed fund disbursement. The Lender shall review such document in accordance with its internal management procedures. If, upon review, the disbursement request is found backed by a true and complete basis for disbursement, the Lender will handle the disbursement procedures on the same day of receipt of the disbursement notice based on the Article 13 hereunder. If upon review it is found that the basis for the disbursement is found untrue or incomplete, or that fund payments are not consistent with the completed work quantities, the Lender may suspend or refuse the disbursement.

Article XIII

Disbursement of Funds

Funds Disbursement in this Contract is categorized into trustee payments by the Borrower and the autonomic payment by the Borrower.

13.1 Under the following circumstances, the Lender shall adopt the trustee payments self-pay by the Borrower.

a)             The single transaction amount which exceed the 5% of loan limit of this Contract or exceed 50 million Renminbi.

b)             The situation listed in 13.3 of this Article that deemed necessary for trustee payments.

c)              The situation that are deemed as necessary for trustee payments after the audition of Drawdown Application/notice of payment and related fund disbursements.

After the Lender received the Borrower’s Drawdown Application Form, fund disbursement basis, and other documents listed in the Article 10 hereof, the Borrower applies for transferring the Drawdown funds from the Borrower’s account to the Deposit Account. And then the designated Lender transfer the loan amount in Deposit Account into the bank account of the Borrower’s counterparty on the date stipulated in the Drawdown Application Form.

The Lender handles the payment upon the trustee payment mentioned above, and not responsible for any losses occurred in the contract by the Borrower.

13.2 The Borrower shall use self-payment, except for the first circumstance in this Article. After the Borrower received and audited the Drawdown Application Form, cash disbursement basis, and documents stipulated in the Article 10 of this Contract, the Borrower shall transfer the Loan Account of the Borrower to the deposit Account at the Drawdown date. The Borrower withdraws or transfer the amount based on the needs of the funds for self-payment.

The Borrower shall report to the Lender about the self-payment disbursement details of last month at the first 10-day period of each month, and supply the related financial disbursement basis.

The Borrower shall provide a disbursement notice and the basis for such fund disbursement to the Handling Branch of the Lender on the same date of the proposed fund disbursement. The Lender shall review such document in accordance with its internal management procedures. If, upon review, the disbursement request is found backed by a true and complete basis for disbursement, the Lender will handle the disbursement procedures on the same day of receipt of the disbursement notice. If upon review it is found that the basis for the disbursement is found untrue or incomplete, or that fund payments are not consistent with the completed work quantities, the Lender may suspend or refuse the disbursement.

13.3 Changes of Conditions for Drawdown and Payment Method

The Lender shall have the rights to change the condition for drawdown if any one of the following situation occur to the Borrower:

1)             Decline in the creditworthiness of the Borrower

2)             Decline in the business operation profitability of the Borrower

3)             There is abnormal situations occurred in terms of the loan funds

4)             There is abnormal situations occurred in terms of the cash flow, or the operating income doesn’t transferred into the Borrowers’ funds withdraw account

5)             The Borrower breached the trustee payment requirements of this Article, or the Borrower breached this Contract

6)             Other circumstances that deemed as reasonable by the Lender.

13.4 The Borrower shall supply he fund disbursements record and materials in accordance with the Lender’s requirements..

Article XIV

Repayment of Principal and Interest

14.1 Method for Repayment of Principal

The Borrower should repay the principal with the prescribed amount and date in the Contract.

If the Principal Payment Date occurs on a date that is not a Business Day, it shall be extended accordingly to the immediately following Business Day; but, if the immediately following Business Day after official holidays is not in the same month with the holiday stipulated in this Contract or receipt of the loan, then the holiday shall be advanced to the previous Business Day of the official holidays.

14.2 The Lender will issue the Principal and Interest Repayment Notice to the Borrower prior to the principal and interest repayment date.

14.3 The Borrower shall, 5 Business Days prior to the principal and interest repayment date, remits the amounts payable into an account designated by the Lender.

14.4 Whether the Lender has notified the Borrower and whether the content of the Principal and Interest Repayment Notice is accurate shall not release the Borrower from its obligation of fully and promptly repaying the principal and interest of the loan.

14.5 The Lender may, acting on its own, debit the corresponding amount to the Deposit Account opened by the Borrower with the Lender on the principal and interest repayment date.

Article XV

Order of Repayment

Should the repayment amounts of the Borrower be less than the aggregate amounts due and payable as of the relevant date under this Contract, such repayment amounts shall be applied in the following order;

(a)                  Payment of payable indemnity and liquidated damages;

(b)                  Payment of payable penalty interest

(c)                   Payment of payable loan interests

(d)                  Payment of payable loan principal

(e)                   Other payable items

If the repayment amounts of the Borrower are not sufficient to fully repay payable items of the same rank, repayment shall then be made on the basis of the order of accrual payable items.

Article XVI

Prepayment

If the Borrower needs to make a prepayment, it shall submit to the Lender a 20 days prior written application to that effect. The Principal Repayment amount shall be the integral multiply of 100 million US dollars, and the minimal principal repayment amount shall be 100 million US dollars. The Borrower may not make any prepayment without the consent of the Lender. If the Lender consents to a prepayment by the Borrower, the Borrower shall pay an indemnity to the Lender to cover the loss of the Lender. The amount of such indemnity shall be estimated and determined by the Lender. If the Lender and the Borrower cannot agree on the amount of such indemnity, the Borrower shall not make such prepayment.

The Borrower shall pay off the entire payable amount by the Prepayment Day at the Prepayment process.

The Prepayment amount of the Contract shall be subjected to the interest rate of the original term, that is, the loan interest rate specified in the receipt of the loan. The Lender shall consent the Borrower for Prepayment on the premise of indemnification paid by the Borrower to the Lender. The calculation formula for indemnity shall be:

Indemnity = Prepayment Amount X Prepayment Days X Loan Interest Rate/360 X 20%

If the Lender consents to a prepayment by the Borrower, the Borrower shall, 5 Business Days prior to the determined Principal Repayment Date, remit the prepaid principal and relevant interest and fee into an account designated by the Lender. The prepayment application of the Borrower shall be irrevocable. No drawdown applications shall be made subsequently with respect to prepaid amounts.

Article XVII

Representations and Warranties of Borrower

The representations and warranties of the Borrower to the Lender shall be:

17.1 The Borrower is a lawfully established legal person, possesses a valid business license, and owns its assets, and operates its business in accordance with law;

17.2 The Borrower has completed all internal authorization procedures necessary for the execution of this Contract; the person signing this Contract is a duly authorized representative of the Borrower; and this Contract shall become legally binding on the Borrower immediately upon its effectiveness;

17.3 The Borrower confirms that its loan-funded Project has obtained approvals from relevant approval authorities and warrants that all approval documents are true and lawful;

17.4 All other materials furnished by the Borrower to the Lender are true and accurate and all submitted copies are in conformity with their originals, and not conflict with the association articles of other corporations in terms of business interests.

17.5 The Borrower has favorable financial status and the ability to pay off the payable liabilities by lawful acquired funds;

17.6 The financial reports provided by the Borrower issued on the basis of national accounting system, and have truthfully and accurately reflected the financial position of the Borrower as of the relevant reporting year, and there is no unauthorized reduction, expansion or exceeding of the construction scale and standards on the part of the Borrower;

17.7 There is neither ongoing nor pending adverse litigation, arbitration, administrative procedures to the Borrower;

17.8 The Borrower shall not have liabilities to the third parties, except the disclosed written noticed liabilities that are consented by the Lender;

17.9 The Borrower has the legal ownership for the properties, and there is no guarantee for the properties (except for the guarantee setup by the guarantee contract;

17.10 There is no unfair provision of trade between the Borrower and the related third parties;

17.11 There is no breach for the tax payment liabilities by the Borrower;

17.12 There is no insolvency, liquidation, dissolution, business licenses revoke or bankruptcy occurs to the Borrower. And the properties of Borrower are not being frozen, expropriated, détente by the government departments.

17.13 The financial reports furnished by the Borrower to the Lender have been prepared in accordance with currently effective laws, regulations and accounting standards and have truthfully and accurately reflected the financial position of the Borrower as of the relevant reporting year;

Article XVIII

Rights and Obligations of Borrower

18.2 The Borrower shall have the right to use the loan in accordance with this Contract, and shall have the right to request the Lender to offer the loan in accordance with this Contract.

18.3 The Borrower shall have the right to prepay the loan in accordance with the Article 16 of this Contract.

18.4 The Borrower shall produce and manage the business in accordance with the applicable laws, regulations, and requirements, and handle the procedures in accordance with the national foreign exchange regulations.

18.5 The Borrower shall have the obligation to repay the Principal and Interest of this Contract, and other related expenses.

18.6 The Borrower shall have the obligation use the loan funds in accordance with this Contract.

18.7 The Borrower shall have the obligation to repay the loan in accordance with this Contract.

18.8 The Borrower shall have the obligation to record the fund usage detail, and have the obligation to corporate with the Lender to manage and inspect the record.

18.9 The Borrower shall have the obligation to ask written consent from the Lender, if the loan amount exceeded 20% of the net assets in the latest financial reports.

18.10 The Borrower shall have the obligation for not tender guarantee for third parties without the Lender’s written consent.

18.11 The Borrower shall have the obligation for not sale, rent, or transfer assets that worth above 1,000 million Renminbi through single/multiple/a series of transactions, and have the obligation for the Lender’s written consent for transactions that exceed 10% of the total assets or 20% of net assets.

18.12 The Borrower shall have the obligation to ask written consent for any transactions that exceed 1,000 million Renminbi, or for accumulated transactions amount that exceed 2,000 million Renminbi within one year period.

18.13 The Borrower shall have the obligation to notice the Lender 30 prior Business Days for business acquisition, merge, spilt, and contract about the operation project and specific details, and shall have the obligation to ask written consent for these business activities.

18.14 The Borrower shall have the obligation of not signing agreements or documents that adverse to the Lender’s interest.

18.15 The Borrower shall have the obligation to offer guarantee, supply the exist guarantee, and sign effective guarantee agreement with the Lender while adverse changes occur in terms of the credit, financial situation, debt paying ability of the Borrower.

18.15 The Borrower shall have the obligation to offer the Lender in terms of last quarter’s financial reports (including balance sheet, income statement, and cash flow statement, and audit report) at the March 31th of every year. The Borrower shall have the obligation to provide quarterly report at the first 10 days of each quarter, and to provide the Lender Semi-annual report at September 10th of each year.

18.16 The Borrower shall have the obligation to notify 30 Business Days prior and ask written consent from the Lender for changing enterprise names/locations/registered capital/business scope/business type, as well changes for enterprise article revise and material adverse financial situation changes.

18.17 The Borrower shall have the obligation to corporate with the Lender for credit assessment, and have the obligation to offer the related materials according to the Lender’s request.

18.18 The Borrower shall have the obligation to maintain accurate account record and ledger, and to corporate with the Lender or designated person by the Lender for pledger inspections. But, the inspections of the Lender shall not affect the normal business operation of the Borrower.

18.19 The Borrower shall have the obligation to pay off the following financial targets in accordance with this Contract:

a)                  Asset-Debt Ratio ( Asset-Debt Ratio = Total Liabilities / Total Net Asset X 100%) not above 90%

b)                  Debt Service Coverage Ratio ( Debt Service Coverage Ratio = EBIT / Total AXPD X 100%) not less than 130%

18.20 The Borrower shall have the obligation to notify 10 Business Days prior to the Lender and ask for written consent by the Lender for contract breaching behaviors of the Borrower.

18.21 The Borrower shall have the obligation to notify the Lender 30 Business Days prior for the litigation, final judge, or administrative procedure of the Borrower.

18.22 The Borrower shall have the obligation to operate businesses in a legal and effective way, and have the obligation to repay the payable taxes in accordance with the related laws, regulations, authorizations, agreements, and liabilities.

18.23 The Borrower shall have the obligation to acquire and fulfill the approval, licenses, agreements, registrations, and record of this Contract and the guarantee contract, and maintain the effectiveness of these events.

18.24 The Borrower shall have the obligation to assure the registered capital amount, unless with the Lender’s written consent. The Borrower shall have the obligation neither to announce stock dividend information, nor to assign other form of earnings.

18.25 The Borrower shall have the obligation to notify 30 Business Days prior to and ask written consent to the Lender for the ownership structure changes occurred.

18.26 The Borrower shall not contract any agreements that are adverse to the finance and other situations.

18.27 The Borrower shall neither conclude with other third parties for contracts and agreements that are not accord the fair competition principles, nor pay to other third parties for the payments that are not accord with the fair competition principles.

18.28 The Borrower shall open the Loan Account, Deposit Account, and the funds drawdown account in accordance with the Article 20 of this Contract, and have the obligation to corporate with the inspections by the Lender.

18.29 The Borrower shall have the obligation to provide the written reports for account receivable, account payable, inventories, and other financial informations.

18.30 The Borrower shall not repay the shareholders’ loan in any methods, unless the Borrower had pay off all the payable items according to this Contract.

18.31 The Borrower shall have the obligation to maintain the holding shares of Yingli Green Energy Holding Company Limited not less than 51%.

Article XIX

Rights of Lender

19.1 The Lender shall be entitled to recover the contract principal and interest and related charges in respect to the contract and IOU.

19.2 The Lender shall be entitled to know, inspection and supervision the use of loan as well as the financial conditions and program implement condition during the operating management.

19.3 The Lender shall be entitled to conduct an annual review of Borrower’s credit so as to decide on whether the loan contract could be conduct in the future.

19.4 The lender shall be entitled to recovery of the loan ahead of schedule based on the borrower’s fund conditions

Article XX

Account Management

20.1 The Borrower shall open the loan account and repayment account, which would be used for receiving the loan, settling and returning the principle and interest. And the Borrower shall conduct any loan activities under the contract through the branch bank of Lender.

20.2 The Borrower shall open the capital recovery account

20.3 If the Lender agreed, the Borrower could adopt regulatory measure to the accounts.

Article XXI

Security

21.1 Apledge by the pledgor, Yingli Energy (China) Company Limited, created in respect of the receivables lawfully enjoyed by Yingli Energy (China) Company Limited, i.e., all of the incomes enjoyed by Yingli Energy through sale of solar cell components and other relevant products upon completion of the new polysilicon (annual capacity) solar cell project to be built by Yingli Energy (China) Company Limited

21.2 The guarantor, the mortgagor, and the pledgor shall without delay enter into valid security contracts with the Lender in accordance with law.

Article XXII

Events of Default and Breach of Contract Liabilities of Borrower

22.1 If the Borrower breaches the provisions of Articles 18 or 21 hereof, or if any of the Borrower’s representations or warranties set out in Article 18, 20 or 21 is found inaccurate or misleading, the Lender shall be entitled to request the Borrower to rectify the same within a prescribed time limit. In case the Borrower fails to so rectify within such time limit. A default would come if the Borrower breaks any provision of Articles below:

1.              The Borrower fails to pay any principal or interest when due and payable pursuant to provisions of this Contract;

2.              The Borrower comes into the process of liquidation, bankruptcy and reorganization, or any other similar legal procedures.

3.              More than RMB 500 million assets are closed down, blocked, confiscated and so on. And the relevant measures could not be solved within 15 days.

4.              Any other essential changes

The Lender shall have the right to take one or more of the following measures:

(a) to cease the disbursement of the loan;

(b) to unilaterally terminate this Contract.

(c) to declare accelerated maturity of the loan, and to simultaneously request the Borrower to repay the principal and interest of the disbursed portion of the loan within a prescribed time limit. Moreover, the Lender shall have the right to directly deduct the repayable amounts from the accounts opened by the Borrower (By executing this Contract, the Borrower has authorized the Lender to exercise such right to directly deduct the repayable amounts);

(d) tp cancel the contract unilaterally

(e) to exercise its right under the guarantee agreement

(f) to exercise other rights under the law or articles in this contact

21.2 If the Borrower breaches provisions other than those set forth in 21.1 above, the Lender shall have the right to request the Borrower to rectify the same within a prescribed time limit. If the Borrower fails to so rectify within such time limit, the Lender shall have the right to request the Borrower to pay a liquidated damages equal to 1% of the amount borrowed as of the time of occurrence of the breach, provided that if such liquidated damages are not sufficient to cover the financial losses suffered by the Lender, the Lender shall have the right to request the Borrower to indemnify against the same.

21.3 If the act of breach of the Borrower results in a litigation, the Borrower shall assume the attorney’s fee incurred by the Lender in connection with the litigation.

Article XXIII

Modification and Termination of Contract

23.1 Unless otherwise set forth herein, neither party shall unilaterally modify or terminate this Contract upon its effectiveness. Any amendment to or modification of this Contract shall be mutually agreed upon by the Lender and Borrower through consultations and shall be concluded in a written instrument.

23.2 The Lender may partially or wholly assign its rights hereunder to a third party. The Lender shall notify the Borrower of such assignment.

23.3 If, due to a change of the laws, regulations or policies of the state, all or part of the provisions of this Contract become inconsistent with the requirements of such laws, regulations or policies, the Borrower and the Lender shall promptly consult each other and shall amend relevant provisions as soon as possible.

23.4 If, due to a force majeure event, either the Borrower or the Lender is unable to perform the Contract, the relevant party shall promptly notify the other party and shall take effective measures to prevent the widening of the losses. The party affected by the force majeure event shall within 20 days of the occurrence of the event provide the other party with details on such force majeure event as well as the certificate issued by relevant governmental authorities on the occurrence and impact of said force majeure event. The Borrower and the Lender shall promptly consult each other on the measures to deal with such force majeure event.

Article IV

Completeness of the Contract and Independence of Contract Terms

24.1: Any amendment or supplement to any provision of this Contract shall be made in writing, and come into effect upon the joint execution and affixation of company chops by each of the Borrower and the Lender subject to the conditions agreed herein. Any amendment or supplement to this Contract shall constitute an integral part of this Contract.

24.2: If any provision of this Contract becomes invalid as a result of any change in any State law or regulation or any jurisdictional reason, the validity of the remaining provisions of this Contract shall not be affected. The parties shall cooperate with each other closely to modify the relevant provision of this Contract as soon as possible.

Article V

Confidentiality

Without the consent of the other party, neither party shall disclose to a third party the content of this Contract or the business secrets of the other party.

Article VI

Notification

Any notices, documents and material arising from the performance of this Contract shall be sent to the contact stipulated by this Article. During the Term, if one Party changes its particular for receipt of notices or the latter’s contact, shall give written notice to the other Party in accordance with this Article.

Article VII

Law Application and Dispute Resolution

This Contract shall be governed by the laws of the People’s Republic of China. Any dispute or controversy arising out of the performance of this Contract or in connection with this Contract shall be resolved by the parties through consultation. If no settlement can be reached through consultation, either party shall have the right to bring an action before a People’s Court of competent jurisdiction in local court in accordance with law.

Article VIII

Miscellaneous

28.1 Matters not covered by this Contract shall be dealt with by the Borrower and the Lender through consultations or shall be dealt with according to the stipulations of relevant laws and regulations of the state.

28.2 This Contract is made in six originals, with the Borrower, the Lender, the guarantor, the mortgagor and the pledgor each holding one copy thereof; and in eight duplicates, with the Borrower and the Lender holding two copies and six copies thereof, respectively.

Article XXIX

Effectiveness of the Contract

This Contract shall become effective as of the date of signature and sealing by both the Borrower and the Lender.

Appendix 1

Application for Withdrawal